EXHIBIT 99


Woori America Bank Completes Acquisition of Panasia Bank, N.A.

NEW YORK, Sept. 11 /PRNewswire-FirstCall/ -- Woori America Bank ("Woori"), a subsidiary of Korea's Woori Financial Group, and National Penn Bancshares, Inc. ("National Penn") (Nasdaq: NPBC), jointly announced today the completion of Woori's acquisition of Panasia Bank, N.A. ("Panasia"), a subsidiary of National Penn, for $34.5 million in cash. The joint announcement was made today by Jay Seung Yoo, Chairman, President and CEO of Woori, and Wayne R. Weidner, Chairman, President and CEO of National Penn.

Woori and Panasia each provide banking products and services to the Asian-American communities.

"Panasia is an outstanding franchise,  with outstanding employees," stated Wayne
R. Weidner, National Penn's Chairman and CEO. "Although we at National Penn will miss the relationships we have developed with Panasia's employees and customers, we are delighted to see Panasia combine with Woori America Bank, also an outstanding organization. Together, their combined market strength and merger synergies should mean an even higher level of service to the greater number of Asian-American communities Woori now serves. We have worked hard with Woori to ensure a systematic and smooth transition, and the transition should be virtually transparent to customers."

Panasia's President, Edward E. Shin, said, "We have gained an excellent reputation for our ability to serve the local Asian-American communities in Northern New Jersey, Philadelphia, Pennsylvania and Annandale, Virginia. Our affiliation with Woori will enhance our product offerings, services, and delivery channels to both current and prospective customers. The increased level of total resources of the merged companies, together with the resources of our Korean parent, will enable the Panasia franchise to better service a larger Asian-American population.

Jay Seung Yoo, Woori's Chairman, President and CEO, said, "We are very pleased to complete the acquisition of Panasia Bank, our first acquisition in the United States. National Penn built Panasia into a highly effective organization. We expect that this acquisition will provide a strong platform for Woori to build from in what we see as the first step of an aggressive growth strategy here in the United States. This transaction will permit us to enter the Philadelphia and Annandale, Virginia markets, two markets with large Asian-American communities. With the merger, we look forward to providing Woori's high- quality products and services to a larger portion of the Asian- American population while enhancing the quality of life in the markets we serve."

Mr. Yoo continued, "We also would like to thank National Penn for its assistance in completing this transaction. National Penn went out of its way to try to make sure that

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Panasia's  transition  into Woori would be as smooth as  possible,  with minimal disruption to Panasia's  customers."

As of June 30, 2003, Woori America Bank had approximately $382 million in assets, $253 million of loans and $333 million in deposits and operated from one branch in Manhattan, two branches in Queens and two branches in Bergen County, NJ. The transaction has more than doubled Woori's branch presence by adding six branches and nearly $217 million in assets, $100 million of loans and $189 million in deposits based on June 30, 2003 financial data and excluding any merger related adjustments.

Woori Financial Group, parent of Woori Bank (which in turn is the parent of Woori America Bank), is Korea's first financial holding company and is Korea's second largest banking institution with approximately $103 billion in assets as of June 30, 2003.

Panasia was organized as a de novo bank in 1993 and was the first bank to primarily serve the Korean-American community in New Jersey. National Penn purchased Panasia in July 2000 and subsequently merged its own Asian-American banking division, National Asian Bank, into Panasia in June 2001. Panasia also purchased the assets of Wilmington Savings Fund Society, FSB's United Asian Bank division, in September 2002.

Keefe, Bruyette & Woods, Inc. served as financial advisor to Woori, and Sandler O'Neill & Partners LP served as financial advisor to National Penn. Sidley Austin Brown & Wood LLP provided legal counsel for Woori, Ellsworth, Carlton, Mixell & Waldman, P.C. provided legal counsel for National Penn and Panasia, and Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel for Sandler O'Neill.

National Penn Bancshares, Inc. (Nasdaq: NPBC) is a $3.2 billion financial services company headquartered in Boyertown, PA. NPBC currently operates 58 community offices in southeastern Pennsylvania through National Penn Bank. Trust and investment management services are provided through Investors Trust Company; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; and leasing products are offered through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.natpennbank.com.

This press release contains forward-looking statements concerning future events. Actual results could differ materially due to risks and uncertainties including -- business, financial, merger related synergies and integration risks associated with the transaction; risk that all necessary regulatory approvals may not be obtained; risk that the transaction will not be consummated; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission. National Penn and Woori caution readers not to place undue reliance on these statements. Neither National Penn nor Woori undertake any obligation to publicly release or update any of these statements.